EXHIBIT 4.4

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 1, 2006

BETWEEN

LINCOLN NATIONAL CORPORATION

AS ISSUER

AND

THE BANK OF NEW YORK

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 1, 2006 (the “First Supplemental Indenture”), between Lincoln National Corporation, a corporation duly organized and existing under the laws of the State of Indiana (the “Company”) and The Bank of New York, as trustee (the “Trustee”), supplementing and amending the Indenture (the “Indenture”), dated as of September 15, 1994, by and between the Company and the Trustee.

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company’s debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company desires to enter into this First Supplemental Indenture to supplement and amend the Indenture, provided that such action shall not affect any Securities Outstanding of any series created prior to the date of this First Supplemental Indenture; and

WHEREAS, upon execution of this First Supplemental Indenture, the Indenture shall be modified, and every Holder of Securities of any series thereafter issued, authenticated and delivered under the Indenture shall be bound thereby.

NOW THEREFORE, for and in consideration of the premises, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms.

Unless the context otherwise requires, a term not defined herein that is defined in the Indenture has the same meaning when used in this First Supplemental Indenture.

ARTICLE II

REDEMPTION OF SECURITIES

Section 2.1 Election to Redeem; Notice to Trustee.

The first sentence of Section 3.02 of the Indenture is hereby replaced in its entirety by the following:

The election of the Company to redeem any Securities shall be evidenced by a Board Resolution or an Officers’ Certificate.

ARTICLE III

TRUSTEE

Section 3.1 Trustee.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

LINCOLN NATIONAL CORPORATION, as Issuer

By:	/s/ Frederick J. Crawford
Name:	Frederick J. Crawford
Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Duane Bernt
Name:	Duane Bernt
Title:	Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Mary LaGumina
Name:	Mary LaGumina
Title:	Vice President